US Securities and Exchange Commission
                      Washington, DC 20549



                            Form 8-K
                         Current Report

               Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934



Date of  Report (Date of earliest event reported):  March 7, 1997



                     CONECTISYS CORPORATION
     (Exact name of registrant as specified in its charter)
Colorado                            2-33-3560D              84-1017107
(State or other jurisdiction       (Commission            (IRS Employer
 of incorporation)                 File Number)          Identification No.)



                        7260 SPIGNO PLACE
                     AGUA DULCE, CALIFORNIA                   91350
               (Address of principal executive offices)     (Zip Code)



Registrant's telephone number, including area code: (805) 268-0305

Form 8-K: Dated: April 3, 1996
CONECTISYS CORPORATION
Commission File # 33-3560D


Item 5 - Other Events

    SEC LAWSUIT
    REBUTTAL

      Over the past ten months the Company has voluntarily cooperated with the Securities and Exchange Commission ("SEC") in its investigation of alleged misconduct in the trading of the its stock by a particular broker dealer. In February 1997, the SEC filed an amended lawsuit which added the Company as a defendant. This action by the SEC came without warning and with no chance for rebuttal or explanation by the Company. Given the good relationship that the Company had established with the SEC. However, due to the unilateral actions taken by the SEC, the Company is ready, willing, and able to bring the SEC allegations in front of a Judge as early as May of this year. It is the Company's desire that it may answer the SEC lawsuit as soon as possible. The allegations made by the SEC have no basis in fact. The SEC has acted with recklessness and knowingly abused its power in an egregious manner. The Company expects to be fully exonerated of these allegations and the SEC will be held accountable for its misconduct. The Company will accept nothing less than an order exonerating the Company of any alleged wrongful acts. If the SEC can act immediately, the SEC may prevent a future lawsuit brought by the Company and its shareholders. It is the Company's desire to have a quick and speedy trial. It is prepared and ready to defend itself without delay in this matter.

     The President and Chief Executive Officer Robert A. Spigno has said he would like the Shareholders to know, "[t]hat the Company has committed no wrongful acts of any kind" and "[t]hat the Company intends to fight this wrongful lawsuit to its inevitable conclusion which I predict will end with the SEC in full retreat, concluding with nothing less than a written order exonerating the Company of any wrongful doings."

     By:  CONECTISYS CORPORATION

Conectisys
The State of the Company

Conectisys Corporation -- Consolidated Progress Report
First Quarter 1997

     Conectisys is trading on the NASDAQ OTC Bulletin Board under the symbol CNES. In the last 19 months the Company's current management unwound its relationship with its former subsidiary Creative Image Products and acquired two new subsidiaries, PrimeLink Inc. and TechniLink Technology Manufacturing Inc., both hi-tech companies.

     Conectisys is currently negotiating on behalf of its subsidiary PrimeLink for several material contracts with the likes of Wilwire Inc., a subsidiary of Williams Natural Gas Corp.(WMB) trading on the New York Stock Exchange, Coca- Cola, Transdata Corp., Enogex Inc., all except Enogex have purchase products and are working on successful pilots. Enogex will be leasing the product. Conectisys is proceeding with negotiations for future releases of the Primelink products.

     Conectisys with its subsidiary PrimeLink is working under a Joint Marketing Agreement with SkyTel Inc. Where clients such as Williams Natural Gas, Coca Cola and Transdata Corporation among others, who have helped make the Telemetry market that Conectisys enjoys today.

     Currently Conectisys has contracted verbally the Gateway Agreement with Wilwire Inc., said contract has been drafted and is to be signed this month. The Company feels strong about this project, do to the fact that we are currently working with purchase orders for the Gateway, and have received payment for the on going work. More importantly Wilwire has sold the PrimeLink product to several large commercial clients.

     The President of PrimeLink, Donald I. Wallace, in a report to Conectisys said that, "delivery of the Primelink Telemetry products is set for mid May."

     On February 20 of this year, Mr. Wallace,filed with the United States Patent Office for a patent on its Telemetry line of products. The current status is patent pending.

     Conectisys and its subsidiary Technilink, are currently negotiating with the Exxon, Conoco, Shell and Honeywell corporations.

     Currently the Technilink's engineering staff are processing a test site at Exxon Baytown, a petrochemical plant in Texas, where a pilot test will take place in the next several months. The President of Technilink Karl E. Elliott in a recent report to Conectisys said that, "the purchase order will be issued in the early part of the second quarter" and that "Honeywell has agreed to test the product on behalf of Exxon and are prepared to recommend the technology as well as are preparing a Joint Marketing and Licensing Agreement, a draft of which is currently being prepared as noted in a letter from Honeywell to Technilink."

PrimeLink's -- Progress Report
First Quarter 1997

Achievements

     The Company has developed three wireless monitoring products and data delivery services.

     All three products (TransComm, VIM and FloComm) have been purchased and successfully operated in pilot tests with Coca-Cola and Williams.

     The data delivery service (PrimeXpress) has been selected by Enogex and will be under contract by the end of May.

     Williams Natural Gas has selected PrimeLink as the equipment supplier for a pipeline Automated Meter Reading (AMR) project, which will start installation in July this year.

     The Coca-Cola Company selected and approved our technology for their vending machine monitoring.

     We have established an alliance with one of the largest energy companies (The Williams Companies) in the nation. This assures us of participation in the fast growing AMR market sector: commercial/industrial aggregated retail gas and electricity sales. The agreement is expected to be entered into in the month of April.

     We have developed and implemented a marketing strategy which provides a low-cost entry into the commercial/industrial energy retail market (teamed with Williams) and direct sales to smaller energy producers, vending machine operators and bulk chemical manufacturers.

     Management believes these achievements place the Company in a unique position to benefit from a continuous increase in profitable sales starting in 1997.


 Marketing Summary

     The energy AMR market, which is very new, has become somewhat clearer over the short 19 month life of PrimeLink. Primelink has made entry and penetration into the first level of segmentation which is the commercial/industrial and residential utility markets. All players in the market have intended to target the residential customers because of its shear size, however, the commercial/industrial markets have emerged (in our view) as the market with greater short term potential.

     Many states already have laws in place that allow users to choose their energy supplier rather than just accept the local distribution company's service. The intended benefit is of course a lower purchase price to the user. In order to realize this benefit, however, users must aggregate their demand from multiple locations (often in many different cities across the nation) in order to bargain with suppliers. Using this leverage, a user can then approach a supplier and reasonably expect to get a discount for volume purchases.

     The challenge to the energy supplier is to arrange metering of the supplied energy at many locations across the nation. The local distribution company is not likely to cooperate and allow use of its meter, because it is in direct competition with the aggregator, so new meters must be added and a national meter reading scheme is required, hence AMR.

     We believe the need for energy suppliers to respond to the new business model created by deregulation provides a significantly stronger need for AMR than simply cost savings. The difficulties facing residential users to forming aggregation groups means that this pressure does not yet exist in the residential sector and it will therefore move at a slower pace.

     The residential projects that are in use today are being driven primarily by the local distribution compan1ies with the intention of using the AMR for meter reading, and as a gateway to the home of the future. This approach requires a decision at the highest levels to commit the company to communications in addition to energy, and is therefore not one that is taken lightly or universally. This means that this sector will develop much more slowly than the commercial/industrial sector.

AMR Market Approach

     PrimeLink has targeted the commercial/industrial market sector due to the clear driving forces, i.e., the need for energy suppliers to provide nationwide AMR systems in order to make large retail energy sales.

     During the last 19 months, two major energy companies have emerged as energy (both gas and electricity) retailers: The William's Companies and Enron Corporation. Both companies have their roots in gas production and pipeline networks and both have formed relationships which allow them to enter the electricity retailing market.

     As the principles of PrimeLink have existing relationships with both companies, albeit much stronger relationships with Williams, it was decided to target them as primary vehicles for product sales. Through these relationships, sales should increase dramatically during the third quarter of 1997.

     We have operated under an informal alliance with Williams for the last four months, and are in the process of completing an agreement which will allow PrimeLink to market Williams' services in addition to their proprietary products which are manufactured by PrimeLink.

     Not all potential applications are based on energy deregulation. Companies that employ staff to read a meter for service or invoicing purposes are potentially interested in automating the process if it lowers costs and improves customer service. These companies may buy our products and handle the wireless service themselves or they may prefer a total service approach.

Technilink's -- Progress Report
First Quarter 1997

Achievements

     The Company has developed the Cube 2001 product line. The
Cube 2001 is a process control device that monitors and controls various pieces of equipment in the industrial automation industry.

     Technilink is currently negotiating with the Exxon, Conoco, Shell and Honeywell corporations.

     As part of its Cube 2001 product marketing, Technilink and Honeywell have agreed in principle to jointly market a package of control systems for the petrochemical industry.

     Currently the Technilink's engineering staff are processing a test site at Exxon Baytown, a petrochemical plant in Texas, where a pilot test will take place in the near future. Technilink expects a purchase order will be issued in the next several weeks and that Honeywell has agreed to test the product on behalf of Exxon and are prepared to recommend the technology as well as are preparing a Joint Marketing and Licensing Agreement, a draft of which is currently being prepared as noted in a letter from Honeywell to Technilink.



Dated: April 3, 1997                   /s/ Robert A. Spigno
                                      ROBERT A. SPIGNO, President











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